Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2012

April 19, 2012   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation
Meyer Shields	Stifel Nicolaus
Doug Mewhirter	RBC Capital Markets
Randy Binner	FBR Capital Markets
Matthew Carletti	JMP Securities LLC
Adam Klauber	William Blair & Co., LLC
Ryan Burns	Macquarie Research Equities
Frank Lee	Keefe, Bruyette & Woods

RLI CORP.

Moderator: Aaron Jacoby

April 19, 2012

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. first quarter earnings teleconference call. At this time, I’d like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including in the annual form 10K which should be reviewed carefully.

The Company has filed a form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results. RLI management may make reference during the call to operating earnings and earnings per share from our operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consists of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods that may not be comparable to other company’s definitions of operating earnings. The form 8-K contains reconciliation between operating earnings and net earnings. The form 8-K and press release are available at the Company’s website at www.rlicorp.com.

At the request of the Company, we will open the conference up for questions and answers following the presentation. I would now like to turn the conference over to RLI’s Vice President of Corporate Development, Mr. Aaron Jacoby. Please go ahead Sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the first quarter of 2012. Joining me on today’s call are Jon Michael, Chairman and CEO, Mike Stone, President and Chief Operating Officer, and Tom Brown Vice President and Chief Financial Officer. I am going to give some brief opening comments on the quarter, and then turn the call over to Mike to talk about our operations and market conditions. Then we will open the call to questions, and Jon will finish up with some closing comments.

From our perspective, we saw several major headlines for the quarter. An 89 combined ratio, 23% growth in premium, continued favorable reserve development, strong total returns on investments, but continued pressure on investment income. Still improving market conditions and continued vigilance on individual product lines such as contract surety and select casualty lines. As usual, there were a number of items that influenced the quarter.

In addition to reserve development, this quarter reflected the impact of the new DAC or deferred acquisition costs accounting standard. In the first quarter of implementing this new standard, a quarter that saw significant growth, our expenses saw a corresponding increase and such expenses are not deferred to the same degree as previously. In such periods of expansion, the reduced deferral of expenses is a fact of life, but ultimately just a timing issue. Subsequent quarters may not see the same degree of impact as this first quarter. It will largely depend on the degree to which non-deferrable expenses are incurred relative to premium.

As those of you who have followed RLI for a while know, reserve levels are subject to quarter-by-quarter adjustment based on our actuarial process and therefore can be, and have been, relatively volatile from quarter-to-quarter.

From an investment portfolio perspective, we saw a strong 2.4% total return on the quarter. The low reinvestment yields continue to impact investment income, which was down 6% in the quarter. So bottom line, $0.96 of operating income on an 89 combined ratio and 4.3% growth in book value per share. A respectable start to the year. And with that, I’ll turn the call over to Mike.

Mike Stone:  Thanks Aaron. Good morning everybody. Another good underwriting quarter, 10 plus points of underwriting income, 89 combined ratio. Our underwriters continue to perform well in what has been a difficult insurance market and soft economic environment. We are, however, and I think somebody told me before that you’re not supposed to listen to anything before the however clause, beginning to see a brighter picture with positive trends in gross written premium. We were up 23% for the quarter, and rates moving up as well. Casualty up some 5% and property up some around 10%. The low interest rates, mediocre overall underwriting results, and tightening reserve positions are having a positive effect finally on rates and should prevent further rate declines. We are seeing better times ahead.

Casualty, gross written premium was up 29% for the quarter, 15% excluding CBIC. Double-digit growth in all casualty businesses except transportation, which was down 9%.

Transportation is a bit of a conundrum at this point. It usually leads the rate recovery. Transportation, still very competitive, rates flat to down slightly. And as I said, gross written premium for us was down 9%. But, submission activity improving, i.e more and better opportunities. Economy is picking up. That is, the truckers are in better shape. And a couple of MGA programs are falling apart. So we are cautiously optimistic here as well.

One real bright spot is E&S casualty, Excess and Surplus lines casualty, both primary and umbrella. Particularly in the northeast, where rates for umbrella on contractors are up some 50%. As we see more opportunities, as there’s less capacity available with some very important primary companies requiring $2 million underlying when it used to be only $1 million providing us opportunities to either write the full excess or write a buffer layer that didn’t exist before. The primary liability is up some 10% in rate in the Northeast, with habitational leading that rate improvement. I will say that the habitational business needs that rate improvement and probably a little more, and we’re pushing for that. Other geography’s not quite as firm, but we are seeing some firming in the southwest and in the west. Not so much in the south as it continues to be weak with the economy not recovering as quickly and construction activity still moribund.

Our CBIC property and casualty business saw a bit of growth in the quarter. As our new initiatives expansion in a couple of new states are off to a good start. And we continue to grow our footprint in our professional services group, that’s architects and engineers, miscellaneous professional liability, both in professional liability and our packages. And it was up some 25% in the quarter. Our executive products group, basically Directors and Officers, was up some 19% in the quarter as rates have stabilized and we’re seeing more opportunities. Overall, we’re quite optimistic on our casualty businesses going forward.

Property, gross written premium up some 13% in the quarter. All our businesses, except Wind, which were up, except for Wind which was down some 8% as we manage our Wind exposure down while achieving significant rate increases in Wind some 30%. That’s driven in large part by the model change RMS-11.

Our DIC earthquake business grew some 10% in the quarter. Basically on rate. And we added some $3 million in our assumed treaty business. Our marine business was up 7% in gross written premium and is starting to make a positive contribution after several years of struggle. While we added a crop treaty in the quarter, some $16 million worth of gross written premium for the year on modestly better terms. Overall, our property business is in good shape as we move to a better economic and insurance rate environment.

Surety, gross written premium up some 29%, 7% Surety business except for contract is up. Contract surety was flat. Contract surety as we have discussed in previous quarters continues under stress as construction activity remains in the doldrums. Many contractors are under considerable stress. We are actively managing our book. We’ve restructured or jettisoned some 25% of our book over the past 18 to 24 months. We are, however, starting to see some positive movement in construction activity in some sections of the country, but still not enough. And we will continue to manage this closely and be very careful as we go in through the rest of the year. Our other surety businesses oil and gas, commercial, miscellaneous are performing as expected and growing a bit. We are optimistic on our surety products yet expect contract surety to be difficult for the year.

Overall, a good underwriting quarter and we are optimistic that the market will continue to firm throughout the coming quarters. Thank you.

Aaron Jacoby:  Great, thanks Mike. We can now open the call up for questions.

Operator: Thank you very much. (Operator Instructions). Meyer Shields with Stifel Nicholas.

Meyer Shields:  Thanks, good morning all. Two questions, I guess. Sorry I don’t mean to cut you off. Can you talk a little bit about I guess the accident and calendar period results within the casualty segment seemed a little bit higher than we would have anticipated?

Mike Stone:  Well I think that certainly casualty, our transportation business had a bit of an adverse on our reserves. Overall, we increased our loss picks on a number of businesses as well. Certainly as we’re growing that business we’re going to be cautious as we book that business. And certainly the reserve releases weren’t as significant as they’ve been in the past as well.

Meyer Shields: Is there — a broader question than just the casualty side, but is there any merit to the argument that in a stronger economy because there’s more activity in general there are probably more claims ultimately that hit insurance companies? Is that something to be concerned about?

Mike Stone: Yes. This is Mike Stone again. Yes, I — certainly you’re going to be more cautious as you’re growing. And I think if you’ll look back five or six years when everybody was growing fairly significantly there, their picks were pretty conservative. At least they looked conservative in the rear view mirror. Probably didn’t think they were so conservative at the time. So there’s uncertainty out three or four years which is where you have to think about from a casualty perspective.

Meyer Shields:  Okay. And one last question if I can. Was there any significant impact from weather on results in the quarter?

Mike Stone:  No.

Meyer Shields:  Okay. Thank you very much.

Mike Stone:  I should say — I’d say no that quickly. Actually I think we probably had some positive impact. It wasn’t nearly as bad as it has been in years past from a casualty perspective particularly were fewer slip and fall claims. That kind of stuff.

Meyer Shields: Okay great.

Operator:  Doug Mewhirter with RBC Capital Markets.

Doug Mewhirter:  Hello, good morning. The first question I have is was about I guess revisiting surety. Do you think that there’s an issue with surety where it’s maybe a lagging indicator on a bad economy where contractors kind of hold off and hold off on triggering the bonds until it’s too late and actually they’re doing that actually into the recovery because they just don’t have enough rope left?

Mike Stone:  I think that’s — this is Mike Stone again. I think that’s a pretty good observation. I think — we’ve been, what’s the right word? We’ve been pretty cautious about contract surety for the past couple years. And been very proactive in managing our book. That said, it doesn’t take many contract surety losses to turn a good book into a bad book, at least for a short period of time. And you’re right, I think like most businesses, they hang on until they can’t hang on anymore. Banks squeeze them. We’re squeezing them. There trying to take on more work than — or bigger work than maybe they’re able to take on. Bigger contractors are coming down into the smaller contractor space. So I think your observation is probably a good one.

Doug Mewhirter:  Okay. And the current — the adjustment to the current accident year, that was mostly contract surety and a few other casualty lines? That’s correct?

Tom Brown:  Yes. Doug, it’s Tom Brown. That’s correct. It was contract surety as we said in the press release and we said select casualty lines. That’s up about 1.5 percentage points year-over-year. And when you get into the specifics of lines, it’s general liability and EPG.

Doug Mewhirter:  Okay. Thanks. My second question is on the investments. Your investment income is down. However, I noticed, if you look at my estimate of book yield, it looks like it actually went up compared with what the annualized third and fourth quarter last year was. Have you — is that just sort of noise? Or have you made any adjustments to the duration of your portfolio or to the credit risk in your bond portfolio maybe going from AA to single A plus or something like that?

Tom Brown:  It seemed like there were a couple questions in there, Doug. Let me address the first one. I think you were talking about the year-over-year decrease of 6%. A big piece of that, bear in mind is the special dividend was paid out in December. So $110 million coming out of our investment portfolio, throwing off 3%, 3.5% so you have to factor that in at the lower base that we’re starting from certainly. And as we’ve said in the past, we feel that’s prudent to management of the capital and when we don’t have a useful return to the owners.

The second piece of that, yes we did do a bit of repositioning of the balance — or the investment portfolio during Q1 here. We trimmed back some of our equity securities as well as some of our triple-B corporate securities. So we moved up a little bit on the quality scale on the fixed income. And also, we moved that principally into corporate and municipal securities and out on the yield curb roughly in the 7 to 10 year range to get a little more return.

Doug Mewhirter:  Okay, thanks. And I just had one quick follow-up question on Maui Jim. Do you — it looks like year-over-year, it’s a highly seasonal business, but year-over-year it looks like there was some improvement. Is that — do you see business conditions improving in general for that as it’s generally tied to the economy? Or is again, it that just sort of noise compared with last year?

Jon Michael: Jon Michael here. I don’t think you can read anything into Maui Jim’s results first quarter this year versus first quarter last year. You really kind of have to look at that over multiple quarters to get any kind of trend.

Doug Mewhirter:  Okay thanks. That’s all my questions.

Operator:  Randy Binner with FBR.

Randy Binner:  Thanks. A question on the higher DAC expense and it’s seemingly from your commentary it’s driven by growth. And so I guess if we were to assume that CIBC had kind of another quarter to get its growth run rate into our numbers, did that cause the overage in growth that caused the higher DAC expense? And if you went down to more of like a 10% or a 5% normal, kind of more of a normal growth rate, would we see a lot of that fade away? And I’m just trying to get to how to think about the expense ratio going forward.

Tom Brown:  This is Tom Brown. Thanks Randy, that’s a good question. Think of it this way, I think. I’m going to give you three things to think about. In a period of no growth, it should be pretty stable period-to-period in terms of the expense ratio. And in growth, it is going to increase and contrast that within a period of contraction it should go the other direction.

The second item is the standard self is a successful effort or where you have cost that you cannot attribute to a successful effort. In that case, you can have another dynamic — well let me back up. That period, it’s always just a function of timing as Aaron mentioned in his opening remarks. The cost is what it is, it’s just a function of which period you recognize the expense.

The third item is the mix. As you know, we have grown little with CBIC — to a greater degree in CBIC. That carries a much higher expense ratio. We’re up to about 60 points, I think it was in the details there. But having said that, when you talk about an acquisition, and this could be a fold in as well, you’ve got a lot of cost associated with the acquisition of the Company itself that have to run its course. In the quarter, we had approximately $0.03 per share, roughly $1.3 million in expense that ran through the quarter that should decline and diminish and for all intents and purposes be gone by the end of the year. But we should see quarter-to-quarter, as we move into Q2 and Q3 a steady decline on that drag on earnings.

Randy Binner:  Okay. So, and just to clarify, the $0.03 is more of a one-time CIBC related item that’s outside of the $0.05 of DAC drag?

Tom Brown:  That is included in the $0.05. The 2% is going to be the one that’s highly unpredictable in a given quarter. It can be influenced by two items. One is the growth or contraction, and two is the mix of the business.

Randy Binner:  Okay. I’m straight on that now, thanks. And then — and actually one more if I could just about E&S. I think you had some commentary about transportation kind of getting better on a submission basis for E&S. But I’d be also curious to see if that commentary holds for E&S across the organization. And if you see the E&S market getting any closer to turning the corner? So I guess better submission activity maybe some of the more admitted focus companies migrating back to their main businesses?

Mike Stone:  Yes, it’s Mike Stone again. First off, our transportation business is really an admitted business. But we’ve got quite a bit of latitude in rates, but it is an admitted business. But it, I want to say, mirrors is probably the wrong word, but it walks pretty well alongside the E&S side. We are seeing better opportunities on the E&S casualty. Both on a primary and an excess umbrella basis.

So we’re seeing better submissions, more submissions and better activity. I think the standard lines guys are pulling back a bit. They’re still there, but pulling back a bit. There remains plenty of competition. But I was trying to contrast transportation from the standpoint of rate. From the standpoint of growth. From the standpoint of them being typically the leader in a rate recovery because it’s a short tail casualty line. And indicating while I think there are some positive aspects of transportation that you’re not seeing yet in the numbers. Which I think is a good sign for the future.

Randy Binner:  All right. That’s helpful. Thank you.

Operator:  Matt Carletti with JMP Securities.

Matt Carletti:  Yes, thanks a lot. I just had a quick question on the top line if you could provide a little more color on what’s driving the growth? I mean, the biggest piece seems to be CBIC 10 points of the 23 of growth. Can you maybe rank order or give some color on what the other items are? The ones that come to mind are just the economy, standard lines of business coming back to the E&S market, your new initiatives gaining traction and then pure rate. Do any of those stick out? Or is it a fairly even contribution?

Mike Stone:  Matt, it’s Mike Stone. Sounds like you answered your question. I think it’s a combination of those things. Certainly we’ve had some improvement in some property business which is driven in large part by rate. We’ve had some improvement in casualty which is some rate and some new initiatives. Our new initiatives are starting to throw off more gross written premium. That is from our professional services group that’s basically architects and engineers. Both the professional liability side and the property-casualty side, the package stuff. Our GL umbrella business is up nicely in the quarter.

And what else? Certainly rates, certainly economy starting to help. I think was another one of your points, yes. So all in all, it looks like things are getting better from a macro standpoint and things are starting to get better from a rate standpoint. And we’ve invested quite a bit in new products, extensions of our current products, both geographically and adding product. So we think we’re well-positioned to benefit from a turn or even a slow-moving turn. We’re well-positioned. We’ve got most of our products in good shape. And if not all of them. We’ve got our systems ready. We think we’re able to handle quite a bit more premium without a whole lot more expense.

Matt Carletti:  Okay. And just drilling down on one of those. I think it was last quarter that you said maybe for the first time in a while you’d started to see the standard lines market, at least some players kind of give some respect to the E&S market they kind of got a little more religion, if you will. Did that continue in Q1? Accelerate? Was there any material change there? Are still seeing it?

Mike Stone:  Yes. Again we’re still seeing it. That’s one of those things that’s — it’s hard to quantify that. And I — you can say that it’s — you’ll see it more if you see rates firm even more. That’s probably a function of the standard lines guys pulling back even more. Though you will see that Travelers reported pretty good results. I don’t know what that portends for the standard lines guys. But certainly we’re seeing them pull back a bit. Some people have gotten hurt in some areas and are pulling back. So that’s a good sign for us.

Matt Carletti:  Great thanks a lot. Appreciate the color.

Operator:  Adam Klauber with William Blair.

Adam Klauber:  Good morning, thanks. When we look at the accident year ratio in calendar, I’m sorry, for casualty, looked like it was up maybe 200 basis points from a year ago, roughly 200 basis points from what it was last year. I guess what’s driving that?

Mike Stone:  I’m sorry Adam, can you repeat the question a bit? You’re talking about the current —

Adam Klauber:  Yes, the accident year loss ratio on casualty is up a bit in the first quarter this year compared to what it was averaging last year.

Jon Michael:  Adam it’s Jon Michael. Really, probably what’s driving that is we — it’s a mathematical thing. You look at what’s happening with rates. You look at what’s happening with the loss costs, and then you look at the activity in claim and put all of those things together. That resulted in higher loss picks. So I think that the higher accident year loss ratio expectation is probably coming from, well it is coming from a higher loss pick.

Adam Klauber:  Okay.

Jon Michael:  I don’t know if that answers your question, but it’s a combination of all of those things.

Adam Klauber:  Well along with that I guess, could you give us some idea of loss trend? How that’s running in some of the different casualty lines?

Jon Michael:  I can give you a couple things. We mentioned the select casualty lines, Adam. Year-over-year they’re up about 1.5 percentage points so we’re not talking significant movement. Where we’re largely seeing that currently is in general liability and EPG. That’s executive products. The other D&O, the other thing that comes into play and this is the mix of our business. So there are just an awful lot of things that go into it and to be able to get them down to one area, it’s 30% this or 30% that it would be difficult really to say.

Mike Stone:  Adam it’s Mike Stone. And another thing. Obviously, we grew our commercial umbrella a bit in the quarter, quite a bit actually. And that carries quite a bit — a larger loss ratio than the other segments. So mix is a big part ultimately of this.

Adam Klauber:  Okay. That’s helpful. That was my main question. Thank you.

Operator:  Ryan Burns with Macquarie.

Ryan Burns:  Good morning, guys. Just a quick question on — you guys mentioned a 5% rate increases for the casualty lines. What kind of retention are you guys getting for that book? And I guess has it been impacted by your rate increases?

Mike Stone:  This is Mike Stone. Obviously it depends on the product. Certainly our E&S businesses have a lower retention than do our specialty admitted businesses. But it’s anywhere from 60% to 80%. And typically in a rising rate environment on the E&S side, our retentions are probably going up, not down. Because we’re seeing more and better opportunities and we’re able to keep our renewals. On the specialty admitted side, as well, they’ll probably go up for the same reason. So our renewals, obviously, are always under pressure, but they’re, like I said, anywhere from 60% to 80% depending on the product.

Ryan Burns:  Okay, great. And then just one last one for me. Just quickly with the unfavorable development and the surety line. What years I guess is that coming from? And is it just kind of one claim or is it just multiple claims? Just want to see where that’s coming from.

Jon Michael:  In the surety line there— it’s two things really if you think about it there. We had favorable development of about, I think it was $1.8 million — I’m sorry, $1.5 million in the prior year. Contrast that with $1.3 million unfavorable this year. So that’s what gives swing of roughly $2.8 million which is that shift you see in the combined ratio of 73.5 to 90. A couple, as I’ve said previously there’s an uptick in the expense ratio component of that combined ratio for surety as well. I think, was the other part of your question the —

Ryan Burns:  It was more towards the prior-year developments.

Mike Stone:  It’s basically 2011.

Jon Michael:  Yes it was 2011, correct.

Ryan Burns:  Okay. Great. Thanks guys.

Operator:  Frank Lee with KBW.

Frank Lee:  Hello guys. Just had a follow-up on the surety additions. Were these coming from the CBIC book or some of your older books of business?

Mike Stone:  This is Mike Stone. It’s coming from the RLI side. CBIC has continued to perform as they have in the past. Again, they’ve got a lower retention so you’re not going to see as much movement there in any event. But they’ve continued to perform as expected.

Frank Lee:  Okay. And just in terms of M&A, would you guys be interested in doing another deal like the CBIC one? Or maybe bringing on new teams? I just kind of wanted to see what your guys M&A appetite is right now?

Jon Michael:  Jon Michael here. Yes we’re definitely interested in looking at opportunities if you have one or two bring them our way.

Frank Lee:  Okay, great. That’s all I have.

Operator:  And if there are no further questions, I’d like to turn the call back over to Mr. Jonathan Michael.

Jon Michael:  Thank you. We noticed calling in is an old friend, Charlie Gates. Charlie, we miss your questions. So, glad to see that you’re still listening to us. It was a noisy quarter, especially because of the accounting change for acquisition expenses and purchase accounting and all of that stuff. A respectable result at 89 combined. Gosh, we used to talk about 89 combined being euphoric. But when you post 70 something combined as we did last year, 89 doesn’t sound quite as good. But believe me, there are probably about 3,300 other P&C companies out there that would love to have an 89 combined. That coupled with premiums up 23% and 13%, excluding the acquired CBIC business, portends good things for us for the future.

As Mike mentioned, premiums were up both in terms of rate and from sheer volume. That’s always a good sign for a specialty Company like RLI. We do have the people, we have the systems and the products and we’re well-positioned for better market conditions that do lie ahead. And we look forward to that and we look forward to talking to you again next quarter. And thank you all for attending.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 6646773. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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